Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 8, 2022
Contact:	Jason A. Field
VP, CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va.  (August 8, 2022)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $592,527 or $0.06 per share for the quarter ended June 30, 2022.  This compares to consolidated earnings of $610,840 or $0.07 per share for the quarter ended June 30, 2021.  CEO Paul Nester stated, “We continue to experience customer growth and improved utility margins associated with infrastructure replacement programs.  The overall earnings decline was primarily attributable to the lower non-cash MVP AFUDC income.”

Net loss for the twelve months ended June 30, 2022 was $20,316,892 or $2.32 per share.  Underlying net income, a non-GAAP measure that excludes the after-tax impairment recorded in the second quarter, for the twelve months ended June 30, 2022 was $9,255,083 or $1.06 per share compared to $9,772,285 or $1.19 per share for the twelve months ended June 30, 2021.  Nester attributed the underlying net income decline in trailing twelve-month net income to lower non-cash MVP AFUDC income, partially offset by stronger utility margins due to infrastructure replacement programs.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of the after-tax impairment charge from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

Net income and underlying net income for the three months ended June 30, 2022 is not indicative of the results to be expected for the fiscal year ending September 30, 2022 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins.  These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in the Company’s Form 10-Q for the quarter ended June 30, 2022 and Item 1-A in the Company’s fiscal 2021 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made.  The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve months ended June 30,
	2022	2021	2022	2021

Operating revenues	$17,259,899	$14,048,846	$83,407,916	$71,599,814
Operating expenses	15,619,727	12,506,513	68,390,770	58,275,744
Operating income	1,640,172	1,542,333	15,017,146	13,324,070
Equity in earnings of unconsolidated affiliate	235	133,864	252,721	2,813,371
Impairment of unconsolidated affiliates	—	—	(39,822,213)	—
Other income, net	221,141	130,186	1,052,476	855,965
Interest expense	1,102,214	1,000,238	4,334,968	4,017,308
Income (loss) before income taxes	759,334	806,145	(27,834,838)	12,976,098
Income tax expense (benefit)	166,807	195,305	(7,517,946)	3,203,813

Net income (loss)	$592,527	$610,840	$(20,316,892)	$9,772,285

Net earnings (loss) per share of common stock:
Basic	$0.06	$0.07	$(2.32)	$1.19
Diluted	$0.06	$0.07	$(2.32)	$1.19

Cash dividends per common share	$0.195	$0.185	$0.770	$0.730

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$592,527	$610,840	$(20,316,892)	$9,772,285
Impairment - net of income tax	-	-	29,571,975	-
Underlying net income	$592,527	$610,840	$9,255,083	$9,772,285

Underlying earnings per share: basic and diluted	$0.06	$0.07	$1.06	$1.19

Weighted average number of common shares outstanding:
Basic	9,798,700	8,260,579	8,756,025	8,200,295
Diluted	9,804,289	8,273,203	8,756,025	8,213,716

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2022	2021
Current assets	$35,589,886	$14,862,881
Utility plant, net	224,145,150	207,993,519
Other assets	39,008,457	74,005,332

Total Assets	$298,743,493	$296,861,732

Liabilities and Stockholders’ Equity
Current liabilities	$21,063,473	$21,605,817
Long-term debt, net	130,265,070	123,151,387
Deferred credits and other liabilities	41,832,326	53,265,790
Total Liabilities	193,160,869	198,022,994
Stockholders’ Equity	105,582,624	98,838,738

Total Liabilities and Stockholders’ Equity	$298,743,493	$296,861,732